Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Wintrust Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Equity	Common stock, no par value (3)(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Equity	Preferred stock, no par value (3)(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Depositary Shares (3)(5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Warrants (6)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Stock Purchase Contracts (7)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Stock Purchase Units (8)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid	N/A	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)	An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In reliance on and in accordance with Rules 456(b) and 457(r), Wintrust Financial Corporation (the “Registrant”) is deferring payment of all of the registration fee.
(2)	The securities registered under this registration statement may be sold separately, together or as units with other securities registered under this registration statement and may include hybrid securities consisting of a combination of features of any of the securities listed in the table.
(3)	Debt securities, common stock, preferred stock and depositary shares may be issuable upon conversion or redemption of debt securities, preferred stock or depositary shares, as the case may be, or upon the exercise of warrants, in each case registered under this registration statement.
(4)	Common stock and preferred stock may be issued by the Registrant upon settlement of the stock purchase units of the Registrant and common stock may be issued by the Registrant upon settlement of the stock purchase contracts, in each case registered under this registration statement.
(5)	Depositary shares will be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the Registrant elects to offer to the public fractional interests in shares of preferred stock registered under this registration statement, depositary receipts will be distributed to those persons purchasing such fractional interests and the shares of preferred stock will be issued to the depositary under the applicable deposit agreement.
(6)	Warrants may represent rights to purchase debt securities, common stock or preferred stock of the Registrant, in each case registered under this registration statement.
(7)	Stock purchase contracts may be issued separately or as stock purchase units.
(8)	Stock purchase units may consist of a stock purchase contract and securities of the Registrant, in each case registered under this registration statement, or securities of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase common stock under the stock purchase contracts.